Exhibit 99.1

Tech Data Corporation Reports Fiscal 2010 Third-Quarter Results

Record Third-Quarter Earnings Per Diluted Share of $0.84

CLEARWATER, Fla.--(BUSINESS WIRE)--November 23, 2009--Tech Data Corporation (NASDAQ:TECD), a leading distributor of IT products, today announced results for the third quarter ended October 31, 2009.

Results At A Glance
($ in millions, except per share amounts)	Three months ended October 31, 2009	Three months ended October 31, 2008 (As Adjusted)(1)	Nine months ended October 31, 2009	Nine months ended October 31, 2008 (As Adjusted) (1)

Net sales	$5,642,046	$6,136,112	$15,816,736	$18,367,947
Operating income	$66,032	$59,093	$169,645	$143,611
Net income attributable to shareholders of Tech Data Corporation	$43,142	$16,803	$110,064	$60,275
Net income per diluted share attributable to shareholders of Tech Data Corporation	$.84	$.33	$2.17	$1.16

(1) In May 2008, the Financial Accounting Standards Board issued a new standard which changes the accounting treatment for convertible debt instruments that require or permit partial cash settlement upon conversion. The provisions of this standard were effective for the company’s fiscal year beginning February 1, 2009 and require retrospective application to all periods presented. Further discussion is available in the company’s Form 10-Q for the six months ended July 31, 2009 filed with the Securities and Exchange Commission on September 1, 2009.

Net sales for the third quarter ended October 31, 2009, were $5.6 billion, a decrease of 8.1 percent from $6.1 billion in the prior-year third quarter, reflecting some moderation in the overall decline in IT spending. The strengthening of certain foreign currencies against the U.S. dollar positively impacted the year-over-year third-quarter net sales comparison by approximately two percentage points. Sequentially, net sales for the third quarter ended October 31, 2009 increased 8.8 percent over the second quarter. The stronger foreign currencies contributed approximately three percentage points to the sequential growth.

Operating income for the third quarter was $66.0 million, or 1.17 percent of net sales. This compared to operating income of $59.1 million, or .96 percent of net sales in the prior-year third quarter. Third-quarter net income attributable to shareholders of Tech Data Corporation increased 157 percent to $43.1 million, or $.84 per diluted share compared to $16.8 million, or $.33 per diluted share for the prior-year period. The prior-year period included a $23.5 million foreign currency exchange loss related to extreme foreign currency volatility in the third quarter of fiscal 2009 and the use of certain portions of inventory as a hedge against foreign currency exposures in accounts payable. As previously reported, the company recovered a significant portion of the foreign currency exchange loss through gross profit in the third and fourth quarters of last year. For the third quarter of fiscal 2010, the company recorded $1.0 million in foreign currency exchange losses.

“Tech Data continues to execute very well in a challenging environment. Our third-quarter results exceeded our expectations for the fourth consecutive quarter, validating the power of our business model and the strength of our leadership team,” said Robert M. Dutkowsky, chief executive officer, Tech Data Corporation. “The continued expansion of our IT solutions portfolio combined with disciplined pricing, cost control and working capital management practices delivered an improved operating margin and an exceptional return on capital employed of 14.5 percent for the quarter. Although the magnitude and timing of an economic recovery remain uncertain, there are clearly signs of an improving outlook. In our 35 years of serving the distribution channel, we’ve weathered many economic and IT spending cycles while continuing to invest in our business for the long-term. Our performance this year is a testament to our strength and Tech Data is well-positioned to continue to prosper in the future.”

Third-Quarter Financial Highlights

  Net sales in the Americas (including North America and Latin America) were $2.46 billion, or 44 percent of worldwide net sales, representing a decrease of 10.9 percent over the prior-year third quarter. Net sales in Europe totaled $3.18 billion, or 56 percent of worldwide net sales, representing a decrease of 5.7 percent (9.0 percent decrease on a euro basis) over the prior-year third quarter. The decline in net sales in both regions was attributable to the softened demand environment.
  Gross margin for the third quarter was 5.26 percent compared to 4.86 percent in the prior-year third quarter. The year-over-year increase in gross margin was primarily attributable to solid execution of the company’s inventory, pricing and freight management practices.
  Selling, general and administrative expenses (SG&A) were $230.5 million, or 4.09 percent of net sales compared to $238.9 million, or 3.90 percent of net sales in the prior-year third quarter. On a dollar basis, the $8.4 million decrease in SG&A expenses was primarily attributable to prudent cost management actions including adjustments to headcount and the related reductions in payroll expenses partially offset by the translation impact associated with the strengthening of certain foreign currencies against the U.S. dollar year-over-year. As a percent of net sales, the increase in SG&A was primarily due to the lower level of net sales.
  Considering the factors discussed above, operating income in the Americas for the third quarter was $39.3 million, or 1.60 percent of net sales compared to $38.8 million, or 1.41 percent of net sales in the prior-year third quarter. In Europe, the company generated operating income of $29.7 million, or .93 percent of net sales compared to operating income of $23.4 million, or .69 percent of net sales in the prior-year third quarter. Stock-based compensation expense is not included in the regional segment reporting results. These expenses are presented as a separate line item in the company’s segment reporting (see “Supplementary Information” table attached).

  Cash provided by operations totaled $62.6 million for the third quarter and $588.2 million for the nine months ended October 31, 2009. The company continues to enjoy excellent liquidity and a strong financial position with available cash of $1.2 billion at October 31, 2009.
  The company’s effective tax rate for the third quarter was 27.3 percent compared to 37.4 percent in the prior-year period. The year-over-year decrease in the effective tax rate was primarily attributable to improved operating performance in the European region.

Nine-months Results

Net sales for the nine-month period ended October 31, 2009 were $15.8 billion, a decrease of 13.9 percent from $18.4 billion for the nine-month period ended October 31, 2008. The strengthening of the U.S. dollar against certain foreign currencies negatively impacted the year-over-year nine-month period net sales comparison by approximately five percentage points. On a regional basis, net sales in the Americas represented 45 percent of worldwide net sales and decreased 14.5 percent to $7.1 billion from $8.3 billion for the prior-year period. Europe represented 55 percent of worldwide net sales and decreased 13.4 percent (6.3 percent on a euro basis) to $8.7 billion from $10.1 billion for the nine-month period ended October 31, 2008.

For the nine-month period ended October 31, 2009, the company recorded operating income of $169.6 million, or 1.07 percent of net sales, compared with operating income of $143.6 million, or .78 percent of net sales, in the prior-year period. The company recorded net income attributable to shareholders of Tech Data Corporation of $110.1 million, or $2.17 per diluted share, for the nine-month period ended October 31, 2009. This compared to net income attributable to shareholders of Tech Data Corporation of $60.3 million, or $1.16 per diluted share, in the prior-year period.

Business Outlook

Statements made regarding the company’s business outlook are based on current expectations and the company’s internal plan. Assuming the recent signs of improving IT demand continue, combined with the strength of certain foreign currencies against the U.S. dollar, net sales for the fourth quarter ending January 31, 2010 are anticipated to increase in the low-to-mid single digit range year-over-year.

Webcast Details

Tech Data will be discussing its third-quarter results and fourth-quarter business outlook on a conference call today at 9:00 a.m. ET. A webcast of the call, including supplemental schedules, will be available to all interested parties and can be accessed at www.techdata.com (Investor Relations section). The webcast will be available for replay until 5:00 p.m. ET on Monday, November 30, 2009.

Forward-Looking Statements

Certain matters discussed in this news release are forward-looking statements, based on the company's current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: downturns in the global economy; intense competition both domestically and internationally; narrow profit margins; dependence on information systems; potential adverse effects of acquisitions; exposure to natural disasters, war and terrorism; dependence on independent shipping companies; the impact of increases in freight and handling fees charged to customers; potential impact of labor strikes; risk of declines in inventory value; product supply and availability; changes in vendor terms and conditions; loss of significant customers; credit exposure due to the deterioration in the financial condition of our customers; the inability to obtain required capital; fluctuations in interest rates; foreign currency exchange risks and exposure to foreign markets; the impact of changes in income tax and other regulatory legislation; changes in accounting rules; and the volatility of common stock. Additional discussion of these and other factors affecting the company's business and prospects is contained in the company's periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company's Investor Relations website at www.techdata.com. All information in this release is as of November 23, 2009. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company's expectations.

About Tech Data

Tech Data Corporation (NASDAQ GS:TECD) is one of the world’s largest distributors of technology products from leading IT hardware and software producers. Tech Data serves more than 125,000 IT solution providers in over 100 countries. Every day, these resellers depend on Tech Data to cost-effectively support the technology needs of end users, including small and medium businesses (SMB), large enterprises and government agencies. Ranked 102nd on the FORTUNE 500(R), Tech Data generated $24.1 billion in net sales for its fiscal year ended January 31, 2009. To learn more, visit www.techdata.com.

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	October 31,		October 31,
	2009	2008(1) (As Adjusted)	2009	2008(1) (As Adjusted)
Net sales	$5,642,046	$6,136,112	$15,816,736	$18,367,947
Cost of products sold	5,345,472	5,838,138	14,987,944	17,476,190
Gross profit	296,574	297,974	828,792	891,757
Selling, general and administrative expenses	230,542	238,881	659,147	748,146
Operating income	66,032	59,093	169,645	143,611
Net interest expense and other	5,813	9,159	18,985	24,362
Net foreign currency exchange loss	962	23,489	2,872	25,459
Income before income taxes	59,257	26,445	147,788	93,790
Provision for income taxes	16,148	9,880	38,076	35,823
Consolidated net income	43,109	16,565	109,712	57,967
Net loss attributable to noncontrolling interest	33	238	352	2,308
Net income attributable to shareholders of Tech Data Corporation	$43,142	$16,803	$110,064	$60,275

Net income per common share attributable to shareholders of Tech Data Corporation:
Basic	$.85	$.33	$2.19	$1.17
Diluted	$.84	$.33	$2.17	$1.16
Weighed average common shares outstanding:
Basic	50,556	50,163	50,322	51,697
Diluted	51,158	50,368	50,622	51,962

(1) In May 2008, the Financial Accounting Standards Board issued a new standard which changes the accounting treatment for convertible debt instruments that require or permit partial cash settlement upon conversion. The provisions of this standard were effective for the company’s fiscal year beginning February 1, 2009 and require retrospective application to all periods presented. Further discussion is available in the company’s Form 10-Q for the six months ended July 31, 2009 filed with the Securities and Exchange Commission on September 1, 2009.

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands)

	October 31,	January 31,
ASSETS	2009 (Unaudited)	2009 (As Adjusted)(1)
Current assets:
Cash and cash equivalents	$1,235,946	$528,023
Accounts receivable, net	2,743,728	2,346,185
Inventories	1,697,006	1,728,916
Prepaid expenses and other assets	176,928	168,673
Total current assets	5,853,608	4,771,797
Property and equipment, net	93,203	102,937
Other assets, net	172,928	148,362
Total assets	$6,119,739	$5,023,096
LIABILITIES AND EQUITY
Current liabilities:
Revolving credit loans	$113,869	$57,906
Accounts payable	2,925,389	2,325,702
Accrued expenses and other liabilities	589,626	496,292
Total current liabilities	3,628,884	2,879,900
Long-term debt, net	336,169	331,233
Other long-term liabilities	70,569	69,950
Total liabilities	4,035,622	3,281,083
Equity attributable to shareholders of Tech Data Corporation	2,079,549	1,737,693
Noncontrolling interest	4,568	4,320
Total equity	2,084,117	1,742,013
Total liabilities and equity	$6,119,739	$5,023,096

(1) In May 2008, the Financial Accounting Standards Board issued a new standard which changes the accounting treatment for convertible debt instruments that require or permit partial cash settlement upon conversion. The provisions of this standard were effective for the company’s fiscal year beginning February 1, 2009 and require retrospective application to all periods presented. Further discussion is available in the company’s Form 10-Q for the six months ended July 31, 2009 filed with the Securities and Exchange Commission on September 1, 2009.

TECH DATA CORPORATION AND SUBSIDIARIES
SUPPLEMENTARY INFORMATION (UNAUDITED)
(In thousands)

	Three months ended October 31, 2009		Three months ended October 31, 2008
Operating Income by Segment	Operating Income	Operating Margin	Operating Income	Operating Margin
Americas	$39,338	1.60%	$38,799	1.41%
Europe	29,709.93%		23,375.69%
Stock-based compensation	(3,015)	(.05)%	(3,081)	(.05)%
Worldwide total	$66,032	1.17%	$59,093.96%
	Nine months ended October 31, 2009		Nine months ended October 31, 2008
Operating Income by Segment	Operating Income	Operating Margin	Operating Income	Operating Margin
Americas	$98,654	1.40%	$118,998	1.44%
Europe	79,637.91%		33,388.33%
Stock-based compensation	(8,646)	(.05)%	(8,775)	(.05)%
Worldwide total	$169,645	1.07%	$143,611.78%

CONTACT:
Tech Data Corporation
Jeffery P. Howells, Executive Vice President and Chief
Financial Officer, 727-538-7825
jeff.howells@techdata.com
or
Kristin Wiemer Bohnsack, Director, Investor Relations and
Shareholder Services, 727-532-8866
kristin.wiemer@techdata.com